CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of Bullfrog Gold Corp. of our report dated February 27, 2012, on our audits of the consolidated balance sheets of Bullfrog Gold Corp. and Subsidiary ("the Company") (an exploration stage company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2011, the period from January 12, 2010 (inception) through December 31, 2010, and for the cumulative period from January 12, 2010 (inception) to December 31, 2011.  We also consent to the reference to us under the heading "Experts" in the Registration Statement.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
September 24, 2012